As filed with the Securities and Exchange Commission on March 28, 2013

Registration No. 333-186989

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Acme Packet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	100 Crosby Drive Bedford, MA 01730 (781) 328-4400	04-3526641
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Acme Packet, Inc.

2006 Equity Incentive Plan

2006 Director Option Plan

(Full Title of the Plan)

Dorian Daley

President

Acme Packet, Inc.

100 Crosby Drive

Bedford, MA 01730

(781) 328-4400

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Keith Flaum

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood City, CA 94065

(650) 802-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On March 1, 2013, Acme Packet, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-186989 (the “Registration Statement”), for the sale of 3,075,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant under the Registrant’s 2006 Equity Incentive Plan and 2006 Director Option Plan.

On March 28, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 4, 2013, by and among the Registrant, Oracle Corporation, OC Acquisition LLC, a wholly-owned subsidiary of Oracle Corporation, and Andes Acquisition Corporation, a wholly-owned subsidiary of OC Acquisition LLC, Andes Acquisition Corporation merged with and into the Registrant, and the Registrant became an indirect wholly-owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 28th day of March, 2013.

ACME PACKET, INC.

By:	/s/ Dorian Daley
Name:	Dorian Daley
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley	President (Principal Executive Officer)	March 28, 2013
Dorian Daley

/s/ Eric Ball	Treasurer (Principal Financial and Accounting Officer)	March 28, 2013
Eric Ball

/s/ Brian Higgins	Director	March 28, 2013
Brian Higgins